Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES THE AVAILABILITY OF
LUMINEX xTAG® CYP2D6 GENOTYPE ASSAY

Burlington, NC, May 19, 2014 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the availability of the xTAG® CYP2D6 Kit v3 from Luminex Corporation (NASDAQ: LMNX). The xTAG CYP2D6 Kit v3 is an FDA cleared qualitative genotyping assay that aids clinicians in determining strategies for therapeutics metabolized by the CYP2D6 gene product.

CYP2D6 is one of the genes in the cytochrome P450 family of enzymes that is responsible for metabolizing many drugs. Differences in cytochrome P450 activity can lead to adverse drug reactions or a lack of therapeutic effect from some drugs under standard therapy conditions. CYP2D6 is highly polymorphic, and 25% of all prescribed drugs are metabolized by the CPY2D6 enzyme. Genetic polymorphisms of CYP2D6 are associated with different drug metabolizing phenotypes and can be used to assess the potential for altered enzyme activity.

Many commonly prescribed classes of drugs metabolized by CYP2D6 are used for treatment of cardiovascular conditions and clinical depression and as analgesics.  “An individual’s CYP2D6 genotype is an important factor to be considered prior to initiating therapy, and Luminex’s xTAG CYP2D6 genotype assay will provide clinicians with diagnostic information to help tailor patient specific treatments.  Other factors, such as race, ethnicity, diet and potential drug interactions can be determined through observation or reporting, but CYP2D6 genotype can only be assessed through tests like this,” said Dr. Mark Brecher, LabCorp’s Chief Medical Officer.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.8 billion in 2013, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2014 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2013, including under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the section of the Company’s Form 10-K and Form 10-Q under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.